Exhibit 10.19

AMENDED AND RESTATED AGREEMENT FOR SERVICE

THIS AMENDED AND RESTATED AGREEMENT FOR SERVICE (the "Agreement") is entered into this 27th day of November 2013 between  U.S. Rare Earths, Inc. (the "Customer") and P-Con Consulting, Inc. (the "Service Provider'') and supersedes and replaces in its entirety the Agreement for Service dated May 25, 2011 between the Customer and Service Provider.

BACKGROUND:

A.	The Customer is of the opinion that the Service Provider has the necessary qualifications, experience and abilities to provide services to the Customer.

B.	The Service Provider is agreeable to providing such services to the Customer on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

       Services Provided

1.	The Customer hereby agrees to engage the Service Provider to provide the Customer with services (the "Services") consisting of:

Provide Local List which distributes detailed business listings to high-traffic search engines and national/local directories and build link popularity by having multiple search engines pointing to Customer's web site.

Provide Search Engine Optimi7ation package which includes optimizing keywords, meta tags, page descriptions, image alt tags, header tags and various other parts of Customer's website to make it more SEO friendly.

Provide Social Media and Slogging which allows:

          1 -  Increased Search Engine Rankings: User brand names and keywords in Customer.s profiles to help generate traffic for Customer's social media sites and homepage.

          2 -  Communication with Customers:  Allows Customer to connect with their Customer base and keep top of mind awareness and branding of Customer which will allow Customer  to  feature  specials,  news  and  events  and  even  answer  questions through social media.

          3 -  Generating Site Traffic: Updates Customer regularly on sites such as Twitter and Facebook that l ink back to the Customer's site as well as keeping relevant information through Blog posts.

The Services will also include any other tasks which the parties may agree on.

Term of Agreement

2.
The initial term of this Agreement ("Initial Term ") shall commence on the date hereof and continue for one year from the date hereof. The Initial Term shall be automatically renewed for an  additional  one  year  period  (the  "Extended  Term"  and,  together  with  the  Initial  Term,  the "Term") unless the Service Provider or the Customer delivers to the other party a written notice. of their intent not to renew the Initial Term, such written notice to be delivered at least thirty (30) days prior to the expiration of the Initial Term. The Extended Term may be extended by mutual agreement of Customer and Service Provider which agreement shall be in writing and shall constitute an amendment to this Agreement. Either Customer or Service Provider may terminate this Agreement at any time upon thirty (30) days prior written notice.  In addition, either Customer or Service Provider may terminate this Agreement immediately in the event either party violates a material provision of this Agreement and fails to cure such breach within ten (10) days of written notice of such violation from the non-breaching party. During the termination notification period, the rights, duties and responsibilities of the Customer and Service Provider will continue  in  full  force and  effect,  including,  but  not  limited  to,  Service Provider  continuing  to be ready and willing to render Services on Company's behalf and the payment of  all fees, expenses and other sums due and payable as provided in this Agreement.

Performance

3.	The parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

Compensation

4.	For the services rendered by the Service Provider as required by this Agreement, the Customer will pay to the Service Provider compensation on the following basis:

Equity Compensation:

The Customer shall issue 250,000 shares of restricted stock to the Service Provider upon execution of this Agreement.

Reimbursement of Expenses

5.	The Service Provider will not be reimbursed for expenses incurred by the Service Provider in connection with providing the Services of this Agreement.

Payment Penalties

6.	No late payment penalty will be charged if the Customer does not comply with the rates, amounts or dates of pay provided in this Agreement.

Performance Penalties

7.	No performance penalty will be charged if the Service Provider does not perform the Services within the: time frame provided by this Agreement.

Assignment

8.	The Service Provider will not voluntarily or by operation of law assign or otherwise transfer its obligations under this Agreement without the without the prior written consent of the Customer.

Capacity/Independent Contractor

9.
It is expressly agreed that the Service Provider is acting as an independent contractor and not as an employee in providing the Services under this Agreement. The Service Provider and the Customer acknowledge that this Agreement does not create a partnership or joint venture between them, and the expiration or termination of this Agreement.

IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR BUSINESS OR LOSS OF DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

Exclusivity; Performance; Confidentiality

10
Services rendered by the Service Provider under this Agreement shall not be exclusive and Service                       Provider may perform similar or different services for other persons.  Service Provider will, at all times, faithfully and in a professional manner perform all of the Services required of it under this Agreement.  Service Provider shall be required to spend only such amount of time as it shall deem necessary and appropriate to provide the Services in a commercially reasonable manner.  Service Provider does not guarantee that the Services will have an impact upon the Customer’s business or that there will be any specific result from the Services.  Service Provider recognizes and acknowledges that by reason of Service Provider’s retention by and service to the Customer before, during and, if applicable, after the Term, Service Provider may have access to certain confidential and proprietary information relating to the Customer’s business, which may include, but is not limited to, trade secrets, trade “know-how”, product development techniques and plans, formulas, customer lists and addresses, financing services, funding programs, cost and pricing information, marketing and sales techniques, strategy and programs, computer programs and software and financial information relating to the field in which the Customer is actually engaged in research, development, collaboration or sales at the time of such disclosure (collectively referred to as “Confidential Information”).  Service Provider acknowledges that such Confidential Information is a valuable and unique asset of the Customer and Service Provider covenants that it will not, unless expressly authorized in writing by the Customer, at any time during the Term use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Service Provider’s duties for the Customer and in a manner consistent with the Customer’s policies regarding Confidential Information.  Service Provider also covenants that at any time after the termination of the Agreement, directly or indirectly, it will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Service Provider or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Customer or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Service Provider to divulge, disclose or make accessible such information.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Service Provider’s possession during the Term shall remain the property of the Customer.  Except as required in the performance of Service Provider’s duties for the Customer, or unless expressly authorized in writing by the Customer, Service Provider shall not remove any written Confidential Information from the Customer’s premises, except in connection with the performance of Service Provider’s duties for the Customer and in a manner consistent with the Customer’s policies regarding Confidential Information.  Upon termination of this Agreement, the Service Provider agrees to return immediately to the Customer or destroy all written Confidential Information (including, without limitation, in any computer or other electronic format) in Service Provider’s possession.

Indemnification

11.
Service Provider agrees to indemnify, defend and hold harmless Customer, and its officers, directors, employees, shareholders, representatives and agents from and against any and all losses, liabilities, claims damages, deficiencies. costs and expenses (including reasonable attorneys’ fees, disbursements and other charges) based on or arising out of (i) any materials or services which Service Provider prepared or performed for Customer and which were not approved by Customer prior to publication or dissemination or (ii) Service Provider's performance of any of its obligations under this Agreement, except to the extent such losses are due to the gross negligence or willful misconduct of Customer.   The Service Provider's agreement to indemnify will survive

Modification of Agreement

12.
Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Time of the Essence

13.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as waiver of this provision.

Entire Agreement; Succession; Counterparts

14.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the instrument

Governing Law

15.
It is the intention of the parties to this Agreement that this Agreement and the performance under th.is Agreement, and all suits and special proceedings under this Agreement, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the state of Texas, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

16.
 In  the event that any of the prov1s1ons of this Agreement are held to be invalid  or unenforceable in whole  or  in part,  all other  provisions  will  nevertheless  continue to  be valid and  enforceable   with   the   invalid  or  unenforceable   parts   severed  from  the  remainder  of  this Agreement.

IN WITNESS WHEREOF the parties have duly executed this Agreement this, 5th day of December 2013.

P-Con Consulting, Inc.

Per:           /s/ Patrick Condin
                 __________________________                            Date: 12/5/13

U.S. Rare Earths, Inc.

Per :     /s/ Kevin Cassidy
            ____________________________                            Date: 12/5/13